UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On May 9, 2022, Macellum Badger issued the following press release and open letter to shareholders of the Company:

Macellum Issues Final Letter to Kohl’s Shareholders Summarizing its Case for Boardroom Change

Contends the Election of Macellum Nominees Is a Necessary Insurance Policy to Preserve and Maximize Shareholder Value

NEW YORK—(BUSINESS WIRE)—Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today issued the below letter to fellow shareholders. As a reminder, Macellum is asking shareholders to vote on the WHITE proxy card to elect its aligned and experienced candidates to the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) on May 11, 2022. To review all materials issued by Macellum’s campaign, visit www.KeepKohlsAccountable.com.

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Fellow Shareholders,

Over the past two years, Macellum has worked tirelessly to help improve the Board and unlock enhanced value for all of the Company’s stakeholders following more than two decades of stagnation. In 2021, we were able to add two highly qualified director designees, Thomas Kingsbury and Margaret Jenkins, to what became a 13-person Board. We were also able to facilitate the departure of a Chairman with a 30-year tenure and drive the Company to increase share repurchases. Unfortunately, these incremental changes were not enough to help Kohl’s deliver better results and keep pace with other soft goods retailers that began to grow in the post-pandemic environment. As evidence, the Company’s share price dropped 22% from the point in which we settled (April 2021) to the point in which we initiated a new campaign this year (January 2022), while several peers generated far better performance.1

With the Annual Meeting in just two days, we urge our fellow shareholders to reflect on the following before casting their final ballots:

•	We believe voting on Macellum’s WHITE proxy card for at least a subset of our nominees, including a shareholder representative, is the best insurance policy for shareholders, regardless of whether a sale occurs or not.

1 Share price decline reflects the period beginning April 13, 2021 and running through January 17, 2022. Reference to other peers includes Macy’s and Dillard’s.

o	If Kohl's is on its way to being sold for a fair price, that will be a great outcome for shareholders. Voting for Macellum’s nominees will not change that outcome of a sale. In fact, our nominees would likely serve at a handful of meetings to discuss and approve a transaction and then would be another set of eyes in the boardroom for shareholders to help ensure a transaction is successfully completed.
o	However, should the Board have a sudden change of heart due to the reelection of incumbents and misconstrues those results as support for management’s standalone plan, you should want Macellum nominees in the boardroom. We fear, as does Morgan Stanley analysts, that the Company’s share price could tumble into the low to mid $40s, effectively destroying more than $1.5 billion in value, if a sale is not achieved. The Company’s standalone plan was not only poorly received when released on March 7, 2022, as reflected with a 13% drop in the stock price on that same day, but also relies on something that has not occurred in 10 years at Kohl’s – sales growth.

o	It is especially concerning that the current Board appears to be using, based on management’s standalone plan, targets of $75 per share to $88 per share to benchmark offers against. We struggle to see any scenario where the Company’s capital-intensive and risky plan, which projects declining EBIT and increasing capital expenditures, will result in anything close to recently reported offers, even 3-years from now.

•	Shareholders should be wary of the Company’s refusal to share its results for the first quarter of fiscal 2023, despite their claims of business momentum.
o	Underperformance in the first quarter of 2023, after a weak fourth quarter in fiscal 2022, would be more validation of a strategy that is not working. Shareholders need to ask why they are being forced to vote at the Annual Meeting without this critical piece of information. Cynically, perhaps, we suspect that if results were positive, they would have been made public by now.
o	If true, weak performance could result in lower take-private prices that may not meet with the Board’s already unrealistic expectations. In this case, shareholders should want objective, unbiased voices on the Board to ensure expectations are level set.

•	Despite all the Board has said about conducting a robust process, there are still reasons to skeptical.
o	We believe that had we not embarked on this campaign, buyers would never have surfaced and if we had not kept up our public pressure, the Board would have ignored this strategic interest. With the pressure off, how can we trust this Board to act in the best interests of shareholders?
o	Keep in mind that earlier this year, the Board abruptly rejected indications of interest from two credible and well-capitalized acquirers before apparently providing sufficient access to management, a robust data room and other information that could have informed upward adjustments to such offers. The Board subsequently implemented an onerous, two-tiered poison pill that could only serve to chill acquirers’ interest.
o	Despite credible reports swirling about several suitors who are interested in bidding close to or above $70 per share, why does the stock still trade at a substantial discount to reported offer prices?
o	While the Board could have delayed the Annual Meeting until July under applicable law, it chose to hold this year’s meeting before disclosing the results of its process. This lack of transparency goes to the heart of why Macellum nominees should be added to the Board at this critical time.

•	Lastly, shareholders should know that there is no recourse after this vote.
o	Wisconsin law allows the Board great flexibility to consider the interests of an expanded constituency to reject an offer, even if an offer may be in the best interest of shareholders. It is also notable that we, as shareholders, have no ability to hold the Board accountable before the 2023 annual meeting if the Board does not act in the best interests of shareholders following this year’s Annual Meeting.

Macellum has been a shareholder of Kohl’s for multiple years. We do not want an outcome at this year’s Annual Meeting that may lead to a permanent impairment of value.

We strongly urge you to help protect all shareholders and stakeholders by voting on Macellum’s WHITE proxy card. In our view, the greatest risk we can take as shareholders is doubling down on the current Board and management team once again after the last 20+ years of stagnation at Kohl’s.

Thank you for your support.

Jonathan Duskin

Managing Partner

Macellum Advisors

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VOTE THE WHITE PROXY CARD TO ELECT MACELLUM’S ALIGNED AND EXPERIENCED SLATE.

LEARN MORE ABOUT MACELLUM’S SLATE HERE: WWW.KEEPKOHLSACCOUNTABLE.COM/NOMINEES

CONTACT INFO@SARATOGAPROXY.COM WITH QUESTIONS ABOUT YOUR PROXY AND HOW TO VOTE.

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

For Media:

Longacre Square Partners
Greg Marose / Casie Connolly, 646-386-0091
macellum@longacresquare.com